Exhibit 19.1*
GREEN BRICK PARTNERS, INC. INSIDER TRADING POLICY
Adopted October 25, 2024

The Board of Directors (the “Board”) of Green Brick Partners, Inc. (together with its affiliates and subsidiaries, the “Company,” “we,” “our,” or “Green Brick”) has adopted this Insider Trading Policy (the “Policy”) in order to take an active role in the prevention of insider trading violations by our officers, Directors, employees and other related individuals.

I.Policies Applicable to All Directors, Officers, and Employees
Why do we have this Policy?

On a regular basis we provide you, our employees and members of our Board (“Directors”), with confidential information regarding many aspects of our business. Under federal and state securities laws, it is illegal to trade in the securities of a company while in possession of material nonpublic information about that company. Thus, because our employees and Directors may, from time to time, have knowledge of specific confidential information that is not disclosed outside of Green Brick and which would constitute material nonpublic information, employee trading in shares of our common stock could constitute “insider trading” and violate the law, as could “tipping” (giving material nonpublic information to others who then trade on the basis of that information). The consequences of insider trading or the tipping of material nonpublic information can be severe. In fact, the person violating the laws, as well as Green Brick and our individual Directors, officers, and other supervisory personnel, may be subject to criminal and civil lawsuits and financial penalties in connection with a violation of the insider trading laws.

Nonpublic information about Green Brick is not to be used or disclosed outside of Green Brick, except as necessary to perform your job duties. Unauthorized disclosure or use of nonpublic information, including misuse in securities trading, will subject you to disciplinary action, up to and including termination of employment. In addition, nonpublic information about other companies that is acquired as a result of your position with Green Brick is not to be used or disclosed outside of Green Brick.

We have adopted this Policy to comply with the governing securities law and we reserve the right to prohibit any transaction from being completed to enforce compliance with this Policy or applicable law.

Who is subject to this Policy?
This Policy applies to all officers, Directors, and employees of Green Brick (or “you”) upon the commencement of their relationship with Green Brick.
References in this Policy to “you” (as well as general references to Directors, officers, and employees of Green Brick) should also be understood to include members of your immediate family, persons with whom you share a household, your dependents, and any other individuals or entities whose transactions in securities you control. You are responsible for making sure that these individuals and entities comply with this Policy. You should share this Policy with your spouse or domestic partner, financial planner, tax advisor, or attorney on a need-to-know basis.
You are expected to comply with this Policy as long as you hold Green Brick securities and possess any material nonpublic information about Green Brick. This means that, even after you cease to be affiliated with Green Brick, you must continue to abide by the applicable trading restrictions until you no longer have material nonpublic information. In addition, if you are subject to a trading blackout under this Policy at the time you cease to be affiliated with Green Brick, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.

What is “Material Nonpublic Information?”

Information is “material” if a reasonable investor would consider it important in making a decision to buy, sell or retain our securities, or if the disclosure of the information would be expected to significantly alter the total mix of information in the marketplace about Green Brick. In simple terms, material information is any type of information that could reasonably be expected to affect the market price of our securities. Both positive and negative information may be material. If you have questions regarding materiality, you should consult with the Compliance Officer.

Information is “nonpublic” until it has been widely disseminated to the public market and the public has had a chance to absorb and evaluate it. This will typically occur when an item is included in a press release, a Form 8-K, a quarterly or annual report filed with the Securities and Exchange Commission (the “SEC”), or discussed on an earnings call. Unless you have seen material information publicly disseminated, you should assume the information is nonpublic. For purposes of this Policy, information will generally be considered public after the second full trading day following the Company’s public release of the information. For example, if we publicly disclosed the information on a Tuesday, the first day that trading could occur would be on Friday.

When in doubt, you should assume that the information is material and nonpublic. If you have any questions as to whether information should be considered “material” or “nonpublic,” please consult with the Compliance Officer as defined in this Policy.

What are the consequences of Insider Trading?

Penalties for violating insider trading laws can include disgorging profit made or loss avoided by trading, paying the loss suffered by the persons who purchased securities from, or sold securities to, the insider tippee, paying civil and/or criminal penalties, and/or serving a jail term. Green Brick and/or supervisors of the person violating the rules may also be required to pay civil or criminal penalties and could be subject to private lawsuits. Violating this Policy may also result in immediate termination of your employment.

If you violate this Policy or insider trading or tipping laws, you may be subject to disciplinary action by the Company, up to and including termination. A violation of this Policy is not necessarily the same as a violation of law and we may determine that specific conduct violates this Policy, whether or not the conduct also violates the law. In fact, for reasons explained in this Policy, it is not necessary for us to wait for the filing or conclusion of any civil or criminal action against an alleged violator before taking disciplinary action with respect to employees. In addition, please remember that we may prohibit a transaction from being completed to enforce compliance with this Policy.

What is Green Brick’s policy on Insider Trading?

1.Do not trade while you are aware of material nonpublic information

You may not, directly or indirectly through others, engage in any transaction involving Green Brick’s securities while you are aware of material nonpublic information about Green Brick. It is not an excuse that you did not “use” the information in deciding whether or not to engage in the transaction.

Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company because, or as a result, of your employment or affiliation with Green Brick. For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you are prohibited from engaging in transactions involving the securities of that other company. It is important to note that “materiality” is different for different companies. Information that is not material to Green Brick may be material to another company.

2.Do not disclose material nonpublic information

You may not disclose material nonpublic information concerning Green Brick or any other company to friends, family members or any other person or entity not authorized to receive such information, except directly to the SEC. Any nonpublic information you acquire in the course of your service with Green Brick may only be used for legitimate Green Brick business purposes. In addition, you are required to handle the nonpublic information of others in accordance with the terms of any relevant nondisclosure agreements and limit your use of the nonpublic information to the purpose for which it was disclosed.

Even if you are not directly disclosing material nonpublic information, you may not make recommendations or express opinions about securities of a company, Green Brick or otherwise, based on material nonpublic information about that company that you receive based on, or as a result of, your employment or affiliation with Green Brick. In particular, you may not participate, in any manner other than passive observation, in any internet “chat” room, message board or social media platform messaging related to trading in Green Brick’s securities. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so. You should know that third parties are known to contact employees of companies to obtain information about the company under false pretexts.

3.Do not respond to outside inquiries for information

In the event you receive an inquiry for information from someone outside of Green Brick, such as a stock analyst, you should refer the inquiry to our General Counsel or the Chief Financial Officer. Responding to a request yourself is a violation of this Policy and, in some circumstances, may be a violation of the law.

Please carefully review our Information and Communications Policy that discusses who may speak on behalf of the Company.

4.Take personal responsibility

The ultimate responsibility for complying with this Policy and applicable laws rests with you. As we request you do in all aspects of your work with Green Brick, please use your best judgment at all times and consult with the Compliance Officer and/or your legal and financial advisors, in confidence, if you have questions.

What types of transactions are covered by this Policy?
This Policy applies to all transactions involving Green Brick securities. This Policy therefore applies to purchases, sales, and other transfers of shares of Green Brick common stock, options, warrants, debt securities, and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above. Although there are limited exceptions to this Policy (described in “Are there any exceptions to this Policy?” below), please note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction (e.g., this Policy applies whether a trade involves one or 100,000 shares of Green Brick common stock).
Are there any restrictions on derivative securities or hedging transactions?
Yes. You may not trade in publicly-traded options, such as puts and calls, and other derivative securities with respect to Green Brick securities. This includes any hedging, such as zero-cost collars, equity swaps, prepaid variable forward contracts, and exchange funds or similar transactions designed to decrease the risks associated with holding shares of Green Brick common stock.

Are there any exceptions to this Policy?

Yes, there are limited exceptions to this Policy, which are described below. Please note that there may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

1.Receipt, vesting and exercise of stock awards

The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock, or the like issued or offered by Green Brick, nor do they apply to the vesting, cancellation, or forfeiture of stock options, restricted stock, restricted stock units or stock appreciation rights or the acquisition or repurchase of shares by Green Brick pursuant to option exercises under our option plans.

2.Stock splits, stock dividends and similar transactions

The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.

3.Inheritance or change in form of ownership

The trading restrictions under this Policy do not apply to transfers by will or the laws of descent and distribution, or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred Green Brick securities does not change. Some transactions that involve merely a change in the form in which you own securities may be permitted.

4.Bona fide gifts.

The trading restrictions under this Policy do not apply to bona fide gifts involving Green Brick securities; however, bona fide gifts are subject to the pre-clearance provisions of Section II below in order to ensure that all bona fide gifts are reported on a timely basis on a Form 4 within two business days of the effective date of the gift.

5.Other exceptions

Any other exception from this Policy must be approved by the Compliance Officer in consultation with the
Board.

Please be aware that even if a transaction falls within one of the exceptions described above, you will need to separately assess whether the transaction complies with applicable law. If you have any questions, please consult with the Compliance Officer.

II.Additional Policies Applicable to Directors, Executive Officers, and Designated Persons
This section of the Policy applies to:

●each Director of Green Brick;

●each officer of Green Brick who has been designated by our Board as an “executive officer” for purposes of the reporting requirements and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (each an “Executive Officer”); and

●any additional persons that Green Brick may designate from time to time as being subject to this Policy because of their position with Green Brick and access to material nonpublic information (“Designated Persons”).

Transactions that Are Strictly Prohibited or Require Special Consideration

1.Short sales – You may not engage in short sales (i.e., the sale of a security that must be borrowed to make delivery) or “sell short against the box” (i.e., sell with a delayed delivery) if such sales involve Green Brick securities. Section 16(c) of the Securities Exchange Act of 1934, as amended, prohibits Executive Officers and Directors from short selling Green Brick’s securities. Short sales may signal to the market possible bad news about Green Brick or a general lack of confidence in Green Brick’s prospects, and an expectation that the value of Green Brick’s securities will decline.

2.Pledging of Green Brick’s securities as collateral for loans – You may not pledge Green Brick securities as collateral for loans. The Board, in limited circumstances, may approve an exception to this prohibition to an entity having a 10% or more beneficial ownership of Green Brick securities where the entity is able to clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities.

3.Holding shares of Green Brick common stock in margin accounts - You may not hold shares of Green Brick common stock in margin accounts. The Board, in limited circumstances, may approve an exception to this prohibition to an entity having a 10% or more beneficial ownership of Green Brick securities where the entity is able to clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities.

4. Open orders – You should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade during a blackout period, which may result in inadvertent insider trading.
Do I have to get permission to trade in Green Brick securities?
Yes. Directors, Executive Officers and Designated Persons must receive pre-clearance from the Compliance Officer of any proposed trade or a bona fide gift. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. You should submit a request for pre-clearance to the Compliance Officer at least two business days in advance of the proposed transaction. You should submit any information required by these procedures. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Green Brick securities and should not inform any other person of the restriction.
When requesting pre-clearance, you should carefully consider whether you may be aware of any material nonpublic information about Green Brick and should describe fully those circumstances to the Compliance Officer. You should also indicate all transactions in the past six months and be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. You should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of the proposed transaction.
If a transaction is pre-cleared, the proposed transaction must be effected within three business days of receipt of the pre-clearance unless an exception is granted by the Compliance Officer. Transactions not effected within such time frame will be subject to pre-clearance again. Please note however, if you become aware of any nonpublic material information prior to executing the transaction, you agree to cease trading immediately (which may include cancelling an open order). Upon completion of the transaction, you must promptly notify the Compliance Officer that the transaction was completed.

When is our Blackout Period?

To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, Green Brick has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. Whether or not a blackout period is in effect, you must comply with this Policy and may not trade on the basis of material nonpublic information. If you do not follow the below requirements, you may be subject to disciplinary action, up to and including termination of your relationship with Green Brick, as well as civil and criminal penalties as described in the section titled “What are the Consequences of Insider Trading?” above.

Quarterly blackout periods

Except as discussed in the section titled “Are there any exceptions to this Policy?” Directors and Executive Officers of Green Brick, as well as Designated Persons, may not engage in transactions involving shares of Green Brick common stock during quarterly blackout periods. Quarterly blackout periods begin at the end of the fifteenth calendar day of the third month of each fiscal quarter and end after the close of the second full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving shares of Green Brick common stock from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals are more likely to possess or have access to material nonpublic information relevant to the expected financial results for the quarter.

Special blackout periods

From time to time, we may also implement additional blackout periods when, in the judgment of the Compliance Officer, a trading blackout is warranted. We will generally impose special blackout periods when there are material developments known to us that have not yet been disclosed to the public. For example, we may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. However, special blackout periods may be declared for any reason.

If we notify you that you are subject to a special blackout period, you may not disclose to others the fact that you are subject to the special blackout period and may not engage in any transaction involving shares of Green Brick’s common stock until approved by our Compliance Officer.

Can I adopt a 10b5-1 Trading Plan?

The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions made pursuant to trading plans that meet certain requirements, commonly referred to as “10b5-1 trading plans.” These trading plans must be entered into when you are not aware of material nonpublic information, must meet the requirements set forth in Rule 10b5-1 of the Exchange Act, and must meet any requirements for such 10b5-1 trading plans or guidelines established by Green Brick, including pre-approval by the Compliance Officer. Transactions made pursuant to a 10b5-1 trading plan are not subject to the restrictions in this Policy, even if you are aware of material nonpublic information or a blackout period is in effect at the time of the transaction.

On December 14, 2022, the SEC adopted final rules imposing new conditions on the availability of the affirmative defense available to insiders under Rule 10b5-1. In order to comply with the new rules, the Compliance Officer may only authorize an insider to enter into a Rule 10b5-1 trading plan to the extent that insider and the policy comply with the following:
1)the contract or instructions to a third person must be binding upon the insider, be in writing, provide definitive instructions regarding amount, timing and price at which the securities can be sold or purchased (which can be in the form of a formula), remove any authority of the insider to modify the execution of the plan and comply with the other SEC rules on 10b5-1 plans;
2)the 10b5-1 plan cannot be effective until (A) the later of (i) ninety days after adoption of the Rule 10b5-1 trading plan, or (ii) two business days following the Company’s filing of a Form

10-Q or 10-K if adopted by a director or officer or (B) thirty days following the adoption of the Rule 10b5-1 trading plan for all other employees;
3)the officer, director or employee wishing to enter into a Rule 10b5-1 trading plan must certify within the contract or plan AND to the Compliance Officer, in writing, that at the time of entering into such contract or plan: (i) he or she is not in possession of material non-public information concerning the Company; (ii) he or she adopted the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (iii) he or she has not entered into any other transaction that would have the effect of hedging the purchase or sale of the securities that are the subject of the contract or plan; and (iv) the proposed trade does not violate the trading restrictions of Section 16 of the 1934 Act or Rule 144 under the 1933 Act; and
4)the insider may not have more than one Rule 10b5-1 trading plan effective at any time.

The Compliance Officer has full discretion to determine whether to approve any 10b5-1 plan, whether or not such plan complies with the procedures set forth above. Any amendment or early termination of any approved 10b5-1 trading plan must be submitted for authorization and pre-clearance by the Compliance Officer. Any amendment to the amount, price or timing of the purchase or sale of securities under a contract or plan is a termination of such contract or plan.

III.General Policies
What should I do if I suspect that this Policy has been violated?

Any employee, officer or Director who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other employee, officer or Director, must report the violation immediately to the Compliance Officer at: nsuit@greenbrickpartners.com.

You may also report via our reporting hotline.

Priority of Statutory or Regulatory Trading Restrictions

The trading prohibitions and restrictions set forth in this Policy will be superseded by any greater prohibitions or restrictions prescribed by federal or state securities laws and regulations or any contractual restrictions imposed on the sale of certain securities.

Amendments

Green Brick is committed to continuously reviewing and updating its policies, and Green Brick therefore reserves the right to amend this Policy at any time, for any reason, subject to applicable laws.

Compliance Officer

Green Brick’s Compliance Officer is Neal Suit, General Counsel and Chief Risk and Compliance Officer.